Exhibit 16.1

CBIZ CPAs P.C.
730 Third Avenue 11th Floor
New York, NY 10017
P: 212.485.5500

September 19, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by YD Bio Limited in its Form 6-K dated September 19, 2025. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of YD Bio Limited contained therein.

Very truly yours,

CBIZ CPAs P.C.